Exhibit 99.2

Franklin Financial Services Corporation

2015 Annual Meeting Speech

April 28, 2015

William E. Snell, Jr. President and CEO

GOOD MORNING!  I’m delighted that so many of you could join us this morning.

Franklin Financial reported earnings of $8,402,000 in 2014, representing a 34.8% increase over our 2013 earnings of $6,232,000.  Diluted earnings per share increased 32.5% from $1.51 per share in 2013 to $2.00 per share in 2014.  Expense control and a 73.8% reduction in our Provision for Loan Loss were the primary factors driving our performance in 2014.

As a shareholder, you received cash dividends of $0.68 per share in 2014, matching the cash dividends paid in 2013.  Our current dividend represents a 3.1% return based upon the closing price of Franklin Financial stock at December 31, 2014, remaining in the upper end of our peer banking group range.  Our Dividend Payout Ratio for 2014 was 33.9%.

The market value of a share of Franklin Financial stock increased 28.7% from a closing price of $17.10 at year-end 2013 to $22.00 at December 31, 2014.

Our Tax Equivalent Net Interest Income increased 1.0% from $33,260,000 in 2013 to $33,592,000 in 2014.  A reduction in Interest Expense and an increased benefit from tax-free income was sufficient to offset a reduction in Interest Income.  Average Interest Earning Assets decreased by $13,025,000 and the yield fell from 3.93% in 2013 to 3.89% in 2014.  The low interest rate environment that continues to be supported by the Federal Reserve, coupled with spotty loan demand and intense competition for quality loans, continues to push asset yields down.  Both Average Interest Bearing Liabilities and the cost of these liabilities also declined in 2014, resulting in an improvement in our Net Interest Margin from 3.47% in 2013 to 3.56% in 2014.

Non-Interest Income increased by $984,000 or 10.0%, reflecting a 3.3% increase in Investment and Trust Services Fee Income as well as increases in Deposit Service Charges and Fees (14.4%), Debit Card Income (6.8%) and Other Service Charges and Fees (32.4%).

Non-Interest Expense was tightly controlled, increasing $209,000 or .7% for the year.  Increased Salary and Benefits Expense, including salary adjustments, incentive compensation accruals and a severance accrual for employees affected by the consolidation of three of our community offices in 2015, was largely offset by a reduction in Advertising and Other Expenses which includes Loan Collection Expense and Other Real Estate Expense.

As I stated previously, our Provision for Loan Losses decreased by $2,156,000 or 73.8% in 2014, reflecting continued strong improvement in our asset quality.  Net Charge-Offs decreased from $3,597,000 in 2013 to $1,355,000 in 2014, marking the third consecutive year of a decline in Net Charge-Offs.  Our Net Charge-Off Ratio improved from .49% in 2013 to .19% in 2014.

Non-Accruing Loans totaled $12,291,000 at year-end 2014, representing a 50% decrease from the $24,643,000 total at year-end 2013.  Our Nonperforming Loans to Total Gross Loans ratio has declined from 4.90% in 2012 to 3.49% in 2013 to 1.74% at year-end 2014 while our Nonperforming Assets to Total Assets Ratio also declined from 4.10% in 2012 to 3.04% in 2013 to 1.63% at year-end 2014.  We continue to work diligently to exit our remaining problem credits and are optimistic that we will again make significant progress in 2015.  At year-end, our Allowance for Loan Losses as a percentage of Total Loans stood at 1.25%.

Franklin Financial’s Total Assets increased from $984,587,000 at year end 2013 to $1,001,448 at December 31, 2014.  Net Loans Outstanding increased by .5% on a year-over-year basis while average loans outstanding decreased by .7%.

Commercial Loan demand remained spotty and, coupled with the exit of several problem loans, average outstandings in this portfolio declined by $8,645,000 or 1.4%.  Average Consumer Loans Outstanding decreased by 2.6% to $67,792,000 while Average Residential Mortgage Loans Outstanding increased by 5.8% as we retained more originations in the portfolio.

Total Deposits and Repurchase Agreements as measured at December 31, 2014 increased 2.4% while Average Deposits and Repurchase Agreements decreased by 2.1%.  Average Core Deposits (i.e. checking, savings, and interest-bearing checking) increased by $46,466,000 or 13.3%.  Average balances in our Money Management Account product remained flat.

The market value of Assets Under Management by our Investment and Trust Services Department grew by 5.4% to $605,796,000 at December 31, 2014, reflecting the addition of new client relationships and higher market valuations.  Assets under Management as reported do not include approximately $132,700,000 in assets held at third party brokers at year-end.  Investment & Trust Services Fee Income, including revenue generated through our brokerage offerings, increased 3.3% to $4,575,000 in 2014.

Our financial condition remains strong as evidenced by a Total Risk Based Capital Ratio of 15.49% and a Leverage Capital Ratio of 9.69%.  These ratios remain above the level that Federal regulators require for an institution to be considered “well capitalized.”  Franklin Financial’s Tangible Common Equity Ratio also improved to 9.51% at year-end 2014.

In July 2013, Federal Banking regulators approved the final rules from the Basel Committee on Banking Supervision for the regulation of capital requirements for U.S. Banks.  This regulation is generally referred to as “Basel III.”  Certain components of the new capital requirements are effective January, 2015 with others being phased in through January 1, 2019.  As of December 31, 2014, we believe that we will be “well capitalized” under these new rules.

We continued to enhance banking convenience for our customers through advancements in technology throughout 2014.  Online channels continue to be a primary focus.  We updated the user interface (experience) for both Online Account Opening and Online Banking, streamlining the process and allowing for quicker access to important information.  We also added the ability to view loan statements online.

We added Xpress Deposit for Better Business Checking accounts as well as a new application developed just for the iPad to our Mobile Banking service.

We also upgraded Franklin Busine$$ eDeposit, our Remote Deposit Capture product for businesses, with a new platform that has increased risk monitoring tools to allow for quicker fraud detection.

And we continue to invest heavily in our technology infrastructure.  As Microsoft no longer supports Windows XP, a significant amount of time and resources was spent in order to upgrade to a current version of the Windows Operating System (OS).  This included laptops, servers and ATM’s.  A new core switch was added to our internal network to segment traffic and allow for quicker access to data.  Both the hardware and software of our document imaging system was upgraded, including a new security feature to allow for integration into Microsoft’s Active Directory, eliminating the need for users to have an additional user ID and password.

In July, we were the first financial institution in our market to introduce the EquityAdvantage Card, a MasterCard Debit Card that enables customers to access their Home Equity Line of Credit.  We are delighted with the reception that this product has received.

As I reported in last year’s Shareholder Letter, in late 2013, we embarked on a comprehensive study of our community office network as well as “self-service” delivery channels, including ATM’s, Mobile Banking and Internet Banking with the objective of increasing market penetration and profitability.  As a result of this analysis, we concluded that four of our community offices did not have the market potential to achieve the desired level of profitability.  Accordingly, the Hanover Street Office was closed in January, 2014.  In October, 2014, we announced the consolidation of our St. Thomas Office into our West Side Office and the consolidation of our Penns Village and Warfordsburg Community Offices into our McConnellsburg Office.  These consolidations were effective January 21, 2015 and are projected to result in a reduction in Operating Expenses of approximately $500,000 per year.

Further, we identified another group of community offices which have not achieved a desired level of profitability.  We are currently developing specific marketing plans with measureable financial objectives over a specified time horizon for each of these offices.

We have also created a five-year plan for the development of new or transformed community offices which are more fully integrated with our “self-service” delivery channels.  The first such transformation will be at our Waynesboro Office, which was built in the 1960’s.  With the forthcoming acquisition of Susquehanna Bancshares by BB&T, we are seeing significantly increased opportunities in this market.

In late 2014, Matt Weaver joined our Management Group as Marketing and Corporate Communications Manager.  Matt is a native of Sharpsburg, Maryland and brings to us more than 20 years of financial services marketing with a bank, a national Certified Public Accounting firm, and an Advertising Agency.  He is responsible for the development and implementation of our overall branding, marketing and communications strategies.

In early 2015, Lorie Heckman was promoted to Risk Management Officer.  Lorie has been with F&M for over 27 years having held several key positions including Credit Recovery Manager, Security Officer, and Compliance Officer.  She brings a wealth of Risk Management knowledge and experience to this position.

During 2015, we will be focusing on several initiatives to help combat potential fraudulent activity on customer accounts.  This will include a more robust system that will monitor debit card activity as well as a system to monitor activity associated with Bill Pay and Franklin Busine$$ Link transactions.  Because of the recent increase in “merchant compromises”, we will also be introducing a new “chip” debit card that utilizes EMV technology to better secure debit card transactions.

Franklin Financial’s first quarter earnings were released yesterday.  Your company earned $2,884,000 in the first quarter of 2015, an increase of $1,058,000 or 58% over the $1,826,000 earned in 2014.  Diluted earnings per share were $.68 in the first quarter of 2015 versus $.44 per share last year.

The primary factors driving this increase included:

•	a $728,000 gain on our investment in Integrity Bancshares, Inc. which was acquired by S&T Bancorp, Inc. during March. Our initial investment in this Camp Hill based startup was $110,000 in 2003.
•	a $171,000 gain on the liquidation of our investment in BankersRe, an offshore captive insurance company owned by several Pennsylvania based community banks.

Excluding these two nonrecurring items, our first quarter 2015 Net Income was $2,290,000, an increase of $464,000 or 25.4%.  Contributing to our strong core earnings performance was a $141,000 or 1.8% increase in Net Interest Income as well as a $172,444 or 15.8% increase in Investment & Trust Services Fee Income.

On April 23rd, the Board of Directors declared a $.19 per share regular quarterly dividend for the second quarter of 2015 representing an 11.8% increase.  Total cash dividends paid during the first two quarters of 2015 will be $.36 per share compared with $.34 per share in 2014.  The regular cash dividend for the second quarter will be paid on May 27th to shareholders of record at the close of business on May 8, 2015.

We anticipate that we will continue to see a continuation of the low interest rate environment in 2015 coupled with intense competition for quality loans and additional regulations.  Your interest and support as Franklin Financial shareholders is very much appreciated.

Are there any questions from the floor?